EXHIBIT 21


                          SUBSIDIARIES OF TSI DELAWARE

1-800-CRUISES, Inc.
ABC Corporate Services, Inc.
AutoEurope, LLC AutoNet International, Inc.
Cruise Mart, Inc.
Cruise Masters, Inc.
Cruise Outlets of the Carolinas, Inc.
Cruise Time, Inc.
CruiseOne, Inc.
Cruises Inc.
Cruises Only, LLC
CruiseWorld, Inc.
D-FW Tours, Inc., d/b/a D-FW Travel Arrangements
Diplomat Tours, Inc., d/b/a International Airline Consolidators
Gold Coast Travel Agency Corporation, Inc. d/b/a Gold Coast Cruise Center Goodfellow Enterprises, Inc. d/b/a The Travel Company
Jubilee Enterprises, Inc. d/b/a The Travel Dept.
Lexington Services Corporation (formerly Lexington Services, Inc.) Lexington Services Associates, Ltd.
Lexington Services Limited, Inc.
Landry & Kling, Inc.
Ship `N' Shore Cruises, Inc.
SNS Coachline, Inc.
SNS Travel Marketing, Inc.
The Anthony Dean Corporation, d/b/a Cruise Fairs of America
The Cruise Line, Inc.
Travel 800, LLC, d/b/a 1-800-FLY CHEAP
Trax Software, Inc.